Exhibit 5.37

CONSENT OF KNIGHT PIÉSOLD LTD.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

KNIGHT PIÉSOLD LTD.

/s/ Kevin Hawton
By:	Kevin Hawton, P. Eng.
Specialist Engineer / Associate

Dated: May 15, 2020